UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2007

SYNTA PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-33277	04-3508648
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

45 Hartwell Avenue
Lexington, MA  02421
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 274-8200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On July 17, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Synta Pharmaceuticals Corp. (the “Company”) approved a cash bonus plan applicable to all of the Company’s employees.  Pursuant to this plan, the Company’s Named Executive Officers may be eligible to receive the following bonuses for service during a fiscal year:

Named Executive Officer	Bonus Target (As a % of Base Salary)
Safi R. Bahcall, Ph.D. President and Chief Executive Officer	50%

Keith S. Ehrlich, C.P.A. Vice President, Finance and Administration, Chief Financial Officer	30%

James G. Barsoum, Ph.D. Senior Vice President, Research	40%

Eric W. Jacobson, M.D. Senior Vice President, Clinical Research and Regulatory Affairs, Chief Medical Officer	40%

Keizo Koya, Ph.D. Senior Vice President, Drug Development	40%

Pursuant to the plan, the overall size of the cash bonus pool is to be set by the Company’s Board of Directors each year, based on their assessment of the Company’s performance relating to corporate goals established by the Board.  In January 2007, the Board established goals for the year ending December 31, 2007 relating to advancement of the Company’s pipeline of drug candidates, completion of a partnership and completion of the Company’s initial public offering (which was completed in February 2007).

Payment of a cash bonus under the plan is conditioned on the executive remaining employed by the Company at the time the award is actually made.  Historically, the Company has made its annual performance awards and adjustments in March.  In addition, the Compensation Committee retains the discretion to award more or less than the target percentages in the approved plan on a case-by-case basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTA PHARMACEUTICALS CORP.

Dated: July 23, 2007	/s/ Keith S. Ehrlich
Keith S. Ehrlich
Vice President, Finance and Administration Chief Financial Officer